Rule 10f-3 Transaction Exhibit
Nuveen Ohio Quality Income Municipal Fund, Inc.
FILE #811-6385
ATTACHMENT 77O


<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
4/11/08
City of Cleveland, Ohio Public Power System Revenue Bonds, Series 2008
$93,712,880.25
Two maturities:
2032
$747,000
Net amount:
$674,078.60

2034
$259,000
Net amount: $525,992.40
Lehman Brothers
J.P. Morgan Securities Inc.
Loop Capital Markets
George K. Baum & Company
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated